Board of Trustees of Pioneer Europe Fund
December 18, 1996
Page 1

                                  HALE AND DORR
                                            Counsellors at Law

                  60 State Street, Boston, Massachusetts 02109
                         (617)-526-6000 Fax 617-526-500


                                                 December 18, 1996



Board of Trustees of Pioneer Europe Fund
60 State Street
Boston, MA  02109

         Re:      Rule 24f-2 Notice

Ladies and Gentlemen:

         Pioneer Europe Fund (the "Fund") is a Massachusetts business trust organized under a written Declaration of Trust dated June 22, 1990, and executed and delivered on such date in Boston, Massachusetts, as amended and restated on October 13, 1992, and as further amended on November 7, 1995 (as so amended and restated, the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest without par value.

         The Trustees of the Fund have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Pursuant to Article V, Section 5.1 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. As of the date of this opinion, the Trustees have divided the shares of the Fund into three classes designated as Class A, Class B and Class
C. Pursuant to Article V, Section 5.4 of the Declaration of Trust, the Trustees may issue shares of any series for such amount and type of consideration, including cash or property, and on such terms as they may deem best without action or approval of the shareholders.

         By vote adopted on June 22, 1990, the Trustees of the Trust authorized the President, any Vice President, the Secretary and the Treasurer from time to time to determine the appropriate number of shares to be registered, to register with the Securities and Exchange Commission, and to issue and sell to the public, such shares.

         We understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), the Fund has registered an indefinite


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Board of Trustees of Pioneer Europe Fund
December 18, 1996
Page 2

number of shares of beneficial interest under the Securities Act of 1933, as amended (the "1933 Act").

         We understand that you are about to file with the Securities and Exchange Commission a notice on Form 24F-2 pursuant to Rule 24f-2 (the "Rule 24f-2 Notice") making definite the registration of 2,501,084 shares of beneficial interest of the Fund (the "Shares") sold in reliance upon said Rule 24f-2 during the fiscal year ended October 31, 1996.

         We have examined the Declaration of Trust, the By-laws, resolutions of the Board of Trustees, a certificate of an officer of the Fund to the effect that the Fund or its agent received the consideration for the Shares in accordance with the terms of the Declaration of Trust, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Fund records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and the legal competence of each individual executing any documents.

         Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts. For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts.

         Our opinion below, as it relates to the non-assessability of the Shares of the Fund, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust, such as the Fund, may be held personally liable for the obligations of such Fund. In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and provides that notice of such disclaimer may be given in each note, bond, contract, certificate or undertaking made or issued by or on behalf of the Fund. Also, the Declaration of Trust provides for indemnification out of Fund property for all loss and expense of any shareholder held personally liable solely by reason of his being or having been a shareholder of the Fund; provided, however, that no Fund property may be used to indemnify any shareholder of any series of the Fund other than Fund property allocated or belonging to that series.



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Board of Trustees of Pioneer Europe Fund
December 18, 1996
Page 3

         We are of the opinion that all necessary action precedent to the issuance of the Shares has been duly taken, and that the Shares were legally and validly issued, and are fully paid and non-assessable by the Fund, subject to compliance with the 1933 Act, the 1940 Act and the applicable state laws regulating the sale of securities.




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Board of Trustees of Pioneer Europe Fund
December 18, 1996
Page 4

         We consent to your filing this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice referred to above. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or used for any other purpose.

                                                              Very truly yours,

                                                              /s/Hale and Dorr

                                                              Hale and Dorr